LIQUIDITY SERVICES, INC. - Q2 2019 EARNINGS CALL TRANSCRIPT
May 8, 2019

Operator: Good day, ladies and gentlemen, and welcome to the Liquidity Services Second Quarter Fiscal Year 2019 Earnings Conference Call. At this time all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time. As a reminder, this conference call is being recorded.

I would now like to introduce your host for today’s conference, Ms. Julie Davis, Senior Director of Investor Relations. Ma’am, you may begin.

Julie Davis, Senior Director-Investor Relations, Liquidity Services, Inc.

Thank you, Jewel. Hello and welcome to our Second Quarter Fiscal Year 2019 Financial Results Conference Call. Joining us today are Bill Angrick, our Chairman and Chief executive Officer; and Jorge Celaya, our Executive Vice President and Chief Financial Officer. We will be available for questions after our prepared remarks. The following discussion or responses to your questions reflect management’s views as of today May 8, 2019, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today’s press release and in our filings with the SEC including our most recent Annual Report on Form 10-K.

As you listen to today’s call we encourage you to have our press release in front of you which includes our financial results as well as metrics and commentary on the quarter. During this call we will discuss certain non-GAAP financial measures. In our press release and our filing with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures including reconciliations of these measures with comparable GAAP measures. We also use certain supplemental operating data as a measure of certain components of operating performance which we also believe is useful for management and investors. This supplemental operating data includes gross merchandise volumes and should not be considered a substitute for or superior to GAAP result.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

William P. Angrick, III, Chairman & Chief Executive Officer, Liquidity Services, Inc.

Thank you, Julie. Good morning and welcome to our Q2 earnings call. I’ll review our Q2 performance and provide an update on key strategic initiatives. Next Jorge Celaya will provide more details on the quarter and our outlook for the third quarter.

Our Q2 results reflect continued execution of our RISE growth strategy and improving results across all of our business segments. As a refresher, our RISE growth strategy has four key pillars: One, recovery maximization; two, increasing sales volume; three, service expansion; and finally, expense leverage.

The objective of our RISE strategy is to deliver the world’s leading marketplace for surplus assets to benefit buyers, sellers and the planet and provide a solid foundation for long-term growth. With our unmatched industry expertise, global buyer base and our commitment to innovation, we are in a terrific position to sustain strong results for our customers and maximize shareholder value.

During Q2, excluding the completed DoD Surplus contract, our consolidated GMV grew 11% year-over-year and our revenue grew 17% year-over-year. Q2 marks the fourth consecutive quarter that we have achieved double-digit organic GMV growth, excluding our completed DoD Surplus contract. This trend demonstrates that we are successfully growing our market share across our retail, industrial and government verticals by delivering exceptional value for sellers and buyers. We continued to integrate our internal business processes for improved operational efficiency, and this is helping to improve our overall operating leverage.

Our consolidated non-GAAP adjusted EBITDA improved $3.1 million or 143% over the prior year period, a return to profitability during the quarter that reflects our top line growth across our segments and a seasonal high quarter for our Retail Supply Chain Group segment. We continue to roll out new technology, services and solutions for our sellers and buyers to solve their reverse supply chain needs.

Next, let’s take a look at highlights of our business segments. GMV grew 18% year-over-year in our Retail Supply Chain Group segment due to seasonally high volumes across key seller accounts. The retail business benefited from scale as we leveraged our warehouse capabilities and grew our direct sales activities to manage the increased volume of returns following the 2018 holiday shopping season. We continued to expand our business with retailers and manufacturers by helping them reduce supply chain costs and drive maximum financial recovery with our core marketplace services, returns management offerings and our scan and sell app which leverages our data and asset domain expertise. GMV grew approximately 4% year-over-year in our Capital Assets Group segment excluding the DoD Surplus contract as we saw increased demand for our services in North America and the Asia Pacific regions. We saw positive trends with strong demand in many industry verticals such as electronics manufacturing, consumer packaged goods and the biopharma healthcare sectors. We’re also gaining traction in our energy vertical with our self-directed solutions as we look to meet the changing needs of the industry.

Our GovDeals segment GMV grew 11% year-over-year driven by additional sales volumes from existing sellers and an increase in the number of new state and local agency sellers. Our consistent growth reflects the value that our GovDeals marketplace offers government agency sellers across a wide variety of assets. Our Machinio classified marketplace for used machinery equipment remains on track yielding strong revenue growth and solid profitability as it adds new subscriptions and increased asset listings serving a global buyer base.

As a leading global online platform for listing used equipment for sale in the construction, machine tool, transportation, printing and agriculture sectors, Machinio provides equipment owners, dealers and other suppliers of used equipment significant exposure to qualified buyers through an annual subscription model. Machinio uses proprietary technology and data management tools combined with a mobile-first approach to connect buyers with the most relevant global supply of used equipment available for sale.

Next, we’ve also taken important steps to further advance our RISE growth strategy. First, we announced a new organizational structure that is intended to unify our sales and service delivery functions. This new organizational structure builds on and advances the most important business processes, an integration work that we have done over the last year, to increase growth by delivering our services to clients worldwide in an effective and aligned manner.

In turn, this organizational structure will enable us to take better advantage of our new technology and e-commerce platform to serve our sellers and buyers. Accordingly, we welcome JD Daunt, as our new Executive Vice President and Chief Commercial Officer, overseeing the revenue growth and delivery of self-directed and managed service solutions.

Second, we made progress on our LiquidityOne transformation initiative by beginning user acceptance testing ahead of launching our entire CAG segment onto our new e-commerce platform. This is an important step towards launching our consolidated marketplace to provide our existing 3.5 million registered buyers with a single online destination to search for, find and buy any asset from across our network of sellers.

We look forward to fully leveraging our new technology platform, to continue to integrate our internal business processes for improved operational efficiency, continued growth and enhanced operating leverage in our business. Third, we have continued with our marketing initiatives to enhance our marketing technology stack. These initiatives will further our RISE strategy and our ability to acquire new targeted buyers, organize data and analyze buyer behavior, preferences and motivations to improve buyer engagement on our platform and in turn create more value for sellers.

Our ongoing commitment, the best-in-class digital marketing technologies will further boost recovery rates and the volume of assets sold on our marketplaces as we optimize our buyer experience. In summary, we are committed to making investments in our people, processes and platform to enhance the value we bring to sellers and buyers and drive our transformation.

We’re very excited about the tremendous potential to grow our business. Liquidity Services remains committed to driving innovation and significant value creation for our customers and shareholders as we execute on our long-term RISE growth strategy.

I’ll now turn it over to Jorge for more details on the quarter.

Jorge A. Celaya, Chief Financial Officer & Executive Vice President, Liquidity Services, Inc.

Thank you, Bill, and good morning. First, I will comment on select second quarter results. We finished the second quarter of fiscal year 2019 above the company’s guidance range for GAAP net loss, non-GAAP adjusted EBITDA, GAAP EPS and non-GAAP adjusted EPS and within the guidance range for gross merchandise volume or GMV. As compared to the second quarter 2018, GMV and adjusted EBITDA were up and continue to reflect the positive trend line and successful execution of our RISE growth strategy. Comparing to the second quarter 2018, GMV improved 2%, net loss improved 23% and adjusted EBITDA improved 143%. Adjusted GAAP net loss improved $3.1 million. Our revenue was down 5% and reflects wind down of the Surplus contract. As these second quarter results reflect, we are successfully executing against our RISE strategy and have more than offset impacts on the completion of the DoD Surplus contract in the first half of fiscal year 2018.

In the second quarter, we reported GMV of $155.4 million, reflecting year-over-year increases in our RSCG and GovDeals segments. RSCG GMV was up 18% from a year ago due to increases with both existing and new client programs in both liquidation and returns management service offerings. GovDeals GMV was up 11% in the second quarter of fiscal year 2018 driven by the additional sales volume from existing sellers and an increase in the number of new sellers. This was partly offset by a 22% year-over-year decrease in our CAG segment which was impacted by the lower volume of goods sold under both our DoD Surplus and Scrap contracts. Partly offsetting both the contracts, GMV from our CAG Commercial business was up 11% compared to a year ago.

We reported second quarter of fiscal year 2019 revenue of $56.8 million that reflected strong growth in our RSCG and GovDeals segments, and the inclusion of Machinio offset decreases in our CAG segment due to the DoD contract as compared to the second quarter of fiscal year 2018 results. GovDeals revenue increased 9% and RSCG increased 26%. Our revenue from our CAG segment was down 46% as compared to the second quarter of fiscal year 2018 due to the completion of our DoD Surplus contract. Excluding both contracts, both DoD contracts, CAG Commercial revenue grew 24%.

Our GAAP net loss was $4.4 million, a $1.3 million improvement compared to $5.7 million a year ago. Adjusted net loss was $700,000, a $3.1 million improvement from a $3.9 million loss in the prior year quarter. Finally, our second quarter adjusted EBITDA was a positive $900,000, a $3.1 million improvement compared to negative $2.2 million in the prior year second quarter. These improvements were due to the top line growth in our RSCG segment and our GovDeals segment, higher CAG Commercial activity and lower technology expenses along with the good performance from Machinio.

We continue to have a debt-free balance sheet. At March 31, 2019, we had a cash balance of $64 million. Capital expenditures during the quarter were $1.4 million and we expect capital expenditures for the third quarter of fiscal year 2019 to remain in line with the current run rate.

Looking ahead to the third quarter of fiscal year 2019, we anticipate that results will continue to reflect our efforts to execute our RISE strategy. The third quarter of fiscal year 2019 comparative results reflect top line growth in both our RSCG and GovDeals segments as we look to continue to drive recovery maximization, increased volumes and expand the services we offer sellers and buyers. We expect our CAG segment to face top line headwinds reflective of strong activity in the third quarter of fiscal year 2018 in the North America and Asia Pacific regions, with both regions completing more episodic plant closures during the period last year. We expect bottom line results to be impacted by increased spending on sales and marketing as we focus on executing our RISE growth strategy to improve recovery maximization and increase volume.

Sequentially, the third quarter of fiscal year 2019 results will reflect a transition from a seasonally high quarter in our RSCG segment in Q2 to a seasonally high quarter in our GovDeals segment in Q3 and anticipate increased spending in sales and marketing.

Management’s guidance for the next fiscal quarter is as follows. We expect GMV for Q3 of 2019 to range from $155 million to $175 million. The GAAP net loss is expected for Q3 2019 to be in the range of negative $6.7 million to a negative $4.3 million with a corresponding GAAP loss per share for Q3 of 2019 ranging from a negative $0.20 to a negative $0.13 per share. We estimate non-GAAP adjusted EBITDA for Q3 of 2019 to range from a negative $2 million to breakeven. A non-GAAP adjusted loss per share is estimated for Q3 of 2019 in the range of negative $0.12 to a negative $0.05.This guidance assumes that we have diluted weighted average shares outstanding for the quarter of approximately 33.2 million and an effective tax rate in the single digits.

We will now take your questions.

QUESTION AND ANSWER SECTION
Operator: Thank you. Our first question comes from Gary Prestopino with Barrington Research. Your line is now open.

Q – Gary Prestopino – Barrington Research Associates, Inc.: Hi. Good morning, everyone. Hey...

A – Bill Angrick – Liquidity Services, Inc.: Good morning.

Q – Gary Prestopino – Barrington Research Associates, Inc.: ...series of questions to you. Are you still on track to get this consolidated marketplace out by the end of calendar 2019, Bill?

A – Bill Angrick – Liquidity Services, Inc.: Correct. Yes.

Q – Gary Prestopino – Barrington Research Associates, Inc.: Okay. And then in terms of ongoing LiquidityOne expenses in this quarter and going forward, are you still looking at between $1 million to $2 million of expenses that once this initiative is over with will channel down substantially?

A – Bill Angrick – Liquidity Services, Inc.: No. We’ve expressed before that we’ve tapered down those expenses in IT overall including the expenses to launch the new e-commerce platform and we’re still consistent with the approximately $1 million give or take on a quarterly basis for probably the remainder of the year.

Q – Gary Prestopino – Barrington Research Associates, Inc.: Okay. And then for – in the back half of the year, there’ll still be some drag from the DoD contract in the CAG group, is that correct?

A – Bill Angrick – Liquidity Services, Inc.: The DoD Surplus contract ended. The residual ended in the second quarter of last year, 2018. We still of course have the DoD Scrap contract ongoing.

Q – Gary Prestopino – Barrington Research Associates, Inc.: Okay. So, there’s no more drag from the DoD Surplus?

A – Bill Angrick – Liquidity Services, Inc.: That’s correct.

Q – Gary Prestopino – Barrington Research Associates, Inc.: Okay. And then, couple other things here. Are – in terms of the – in the GovDeals marketplace, are you seeing any changes in the competitive landscape there at all?

A – Bill Angrick – Liquidity Services, Inc.: Well, that marketplace is a very fragmented marketplace. The nature of competition has not changed materially over time. The largest incumbent players are traditional auctioneers, many of which have local relationships with these agencies. What I do think is changing is the notion of smart government looking to be beacons of sustainability and open and transparent systems and very frugal in how they manage government resources. And I think those macro trends play to our strengths as we proliferate our GovDeals marketplace.

Q – Gary Prestopino – Barrington Research Associates, Inc.: Okay. And then just two more questions. How much of your GMV now is consignment versus actual purchase by the company?

A – Bill Angrick – Liquidity Services, Inc.: Vast majority. And that’s trended anywhere from 75% to 80%.

Q – Gary Prestopino – Barrington Research Associates, Inc.: Okay, is consignment?

A – Bill Angrick – Liquidity Services, Inc.: Correct.

Q – Gary Prestopino – Barrington Research Associates, Inc.: So, then, just, as you go through this RISE strategy and you’re talking about new...

A – Bill Angrick – Liquidity Services, Inc.: Let me just add. Can I just add to that? As you begin to look at how we think about the company’s financial model, we provide GMV guides, we don’t provide GAAP revenue guidance and as that mix shift, the consignment increases, the take rate that drops to GAAP revenue on a relative basis is lower versus prior year periods when you had that higher component of the DoD Surplus contract where 100% of the GMV dropped to GAAP revenue.

Q – Gary Prestopino – Barrington Research Associates, Inc.: Right. So what I’m getting at is, as we look at the company, I mean how do we measure the success of what you’re doing when you based on – do you look at in terms of you can’t really look at it right now in terms of revenue to GMV. I’m talking about just increasing the take rate, increasing your realizations I guess is what I’m getting at is, how do you – how do we measure that or how would you measure that?

A – Bill Angrick – Liquidity Services, Inc.: Sure. I think you look at our business as a more diversified asset-light business over time which is leveraging the core marketplace economies of scale or integrating the underlying business processes with driving more leverage. You want to keep an eye on gross profit. Now, the gross profit improves over time and our EBITDA as a percentage of both GAAP revenue and even gross profit.

What we have demonstrated is there is a number of adjacent services that leverage our software that are creating significant value for retail supply chain customers, in the case of returns management software, in the case of our scan and sell application and creating value for our industrial supply chain customers. There are lots of large customers who for many, many years have sold high value assets directly to buyers and have never been on our online auction marketplace and we’re addressing that need by cross-selling our self-directed or self-service solutions. And so we expect that to be a theme over time where we don’t take title to these assets, but we collect fees associated with those asset-light services.

Q – Gary Prestopino – Barrington Research Associates, Inc.: Okay, great. Thanks a lot, guys.

Operator: Thank you. I’m not showing any further questions at this time. I would now like to turn the call back over to Julie Davis for any closing remarks.

Julie Davis, Senior Director-Investor Relations, Liquidity Services, Inc.

Thank you all for participating in today’s call. If you have additional questions, please reach out to me and we can put up a follow-up. Thanks again and have a good afternoon.

Operator: Ladies and gentlemen, thank you for participating in today’s conference. This does conclude today’s program and you may all disconnect. Everyone have a wonderful day.